Exhibit 99.2

CUBIST PHARMACEUTICALS ENROLLS FIRST PATIENT IN CXA-201 PHASE 2 STUDY

IN COMPLICATED INTRA-ABDOMINAL INFECTIONS

Lexington, Mass., June 30, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST), a leading acute care therapeutics company, today announced the enrollment of the first patient in a Phase 2 study with CXA-201. This multicenter, double-blind, randomized, study will compare the safety and efficacy of intravenous CXA-201 with an active comparator in patients with complicated intra-abdominal Infections (cIAI). This international study is expected to enroll 120 patients.

Cubist acquired rights to develop and commercialize CXA-201 worldwide except in select Asia-Pacific and Middle East territories through Cubist’s purchase of Calixa Therapeutics Inc. in December 2009. CXA-201 is the combination of a novel cephalosporin (CXA-101) with the beta-lactamase inhibitor tazobactam.  Cubist is developing CXA-201 as a first-line intravenous therapy for the treatment of serious Gram-negative bacterial infections in the hospital, including those caused by multi-drug resistant Pseudomonas aeruginosa. CXA-201 has demonstrated potency against P. aeruginosa in in vitro studies, and the company believes that this is predictive of a highly differentiated profile versus marketed antibiotics.

Cubist’s Chief Medical Officer, Santosh Vetticaden, PhD, MD, said, “This clinical milestone represents an important advance in the development of CXA-201 and for our pipeline as we continue to build a portfolio of potential new therapies for acutely ill patients.”

Steve Gilman, PhD, Cubist’s Chief Scientific Officer said, “Multi-drug resistant Gram-negative infections represent a very important unmet medical need. CXA-201 has broad spectrum activity against Gram-negative pathogens, including multi-drug resistant Pseudomonas aeruginosa as well as most strains of ESBL-producing Enterobacteriaceae, which are serious pathogens for which limited therapeutic alternatives exist.”

About Gram-negative bacteria

Gram-negative bacteria, such as P. aeruginosa, differ from Gram-positive bacteria, such as Staphylococcus aureus, in their cell wall structure. Gram-negative bacteria have an additional outer wall composed of phospholipids and lipopolysaccharides. This wall provides these bacteria an additional layer of defense for antibiotics to traverse. The outer wall contains efflux pumps that allow the bacteria to pump out substances toxic to the cell. Although Gram-positive bacteria also have these pumps, the Gram-negative strains are much more proficient, believed to be from an adaptation for living in watery environments. Examples of Gram-negative bacteria include Escherichia coli, P. aeruginosa, Klebsiella, and Acinetobacter. The diseases caused by Gram-negative bacteria include peritonitis, septicemia, pneumonia, neonatal meningitis, urinary tract infections, IAI, and burn and wound infections.

About Pseudomonas aeruginosa

Recent medical literature identifies P. aeruginosa as one of the most prevalent Gram-negative pathogens responsible for hospital-acquired infections, and points to its significant virulence and steeply increasing incidences in intensive care units (ICU). Data from the National Nosocomial Infections Surveillance of ICUs in the United States identified P. aeruginosa as the most frequently isolated Gram-negative strain, with an incidence almost doubling between 1975 and 2003. For example, an increase of

P. aeruginosa from 9.6% to 16.3% was shown in nosocomial pneumonia and from 9.3% to 16.3% in urinary tract infections. Similar increases in P. aeruginosa-related infections were shown by the SENTRY Antimicrobial Surveillance Program for Europe, comparing data between 1997 and 2002. Pseudomonal infections can involve any part of the human body, but among the most common are urinary tract, lung, bloodstream, wound/burn, and intra-abdominal infections. Resistance to current treatment regimens for such infections is growing, with the increasing appearance of P. aeruginosa strains expressing multi-drug resistance against the commonly used first-line anti-pseudomonal antibiotics.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics Inc. in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea); and a Phase 1 program intended to address the unmet medical need for a treatment for serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs being developed to address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding the development of CXA-201 for the treatment of certain Gram-negative bacterial infections, including cIAI. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) CXA-201 may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials; (ii) CXA-201 may not act in the way expected based on prior clinical and pre-clinical trials of CXA-101 and CXA-201; (iii) clinical trials of CXA-201 may not be successful or conducted in a timely manner; (iv) the commercial market for the use of CXA-201 for the treatment of certain Gram-negative bacterial infections may not be as large as Cubist anticipates; (iv) others may develop technologies or products superior to CXA-201 for the treatment of certain Gram-negative bacterial infections; (v) technical difficulties or excessive costs relating to the manufacture of CXA-201; (vi) Cubist or Astellas Pharma Inc., from which Calixa Therapeutics licensed its rights to CXA-101, the proprietary compound that comprises CXA-201, may not be able to maintain and enforce the intellectual property protecting CXA-201; and (vii) other unanticipated or unexpected risks that may be encountered with respect to the development or manufacture of CXA-201. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent periodic filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com